                                                                   EXHIBIT 10.20

                  DATA PURCHASE, PRODUCTION PAYMENT GRANT AND
                 OPTION TO PURCHASE PRODUCTION PAYMENT AGREEMENT


         This Data Purchase, Production Payment Grant and Option to Purchase Production Payment Agreement (the "Agreement") is executed and made effective as of this 1st day of August, 2003 (the "Effective Date"), by and between Vista Gold Corp., a company continued under the laws of the Yukon Territory, Canada, ("Vista") and Enrique Gaitan Maumejean, an individual ("Gaitan"). Vista and Gaitan are at times referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

A. Gaitan owns certain information and data related to the Guadalupe de los Reyes Mining District in Sinaloa, Mexico, (hereinafter referred to as the "Data"). A partial inventory of the Data is listed on Exhibit A, attached hereto. The Data is currently located in Domicilio Conocido, Minera la Cantera, Guadalupe, Zacatecas 98000, Mexico; in Gaitan's lawyer's offices in San Francisco 656, Apt. 601, Colonia del Valle, Mexico City, Mexico; and in the offices of Pincock, Allen and Holt Inc., 274 Union Blvd., Lakewood, Colorado 80228. For purposes of this Agreement, the Data shall include, but not be limited to, all originals or copies of drill hole geologic logs and assay certificates, drill hole survey coordinates, drill samples, assay pulps, records, reports, results, maps, charts, and all other information and data, whether in written, oral or electronic form, which pertains to the Guadalupe de los Reyes Mining District in Sinaloa, Mexico, that is now owned or controlled by Gaitan or hereafter becomes available to Gaitan.

B. Vista desires to acquire the Data referred to in Recital A for its use in evaluating certain mining concessions in the Guadalupe de los Reyes Mining District as well as on adjacent mining projects located in Sinaloa, Mexico.

C. Vista desires to grant to Gaitan a production payment equivalent to 2% of the net smelter returns on certain mining concessions in Sinaloa, Mexico, which are described in Exhibit B, attached hereto, and which are being acquired by Vista's affiliate, Minera Paredones Amarillos, S.A. de C.V., from Gaitan concurrently with the execution of this Agreement.

D. Gaitan and Vista wish to enter into this Agreement (i) for the sale of the Data to Vista; (ii) for Vista to grant the production payment to Gaitan; and
(iii) for Gaitan to grant Vista an option to purchase the production payment to be granted to Gaitan in the mining concessions described in Exhibit B, all on the terms hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1.  PURCHASE AND SALE OF DATA.

         Vista agrees to purchase from Gaitan and Gaitan agrees to sell to Vista, all of Gaitan's right, title and interest in and to the Data. The Purchase Price for the Data shall be One Million Three Hundred Thousand Dollars (US$1,300,000), payable in installments as follows:

     (a) Gaitan hereby acknowledges that he has received a total of US$100,000 paid to him in five monthly payments of US$20,000 each from Vista prior to the Effective Date;

     (b) Vista shall pay US$200,000 to Gaitan upon the execution of this Agreement by both Vista and Gaitan. In addition, upon the execution of this Agreement by both Vista and Gaitan, Vista shall also reimburse Gaitan for the mining duties (surface taxes) paid by Gaitan for calendar year 2002 and the first semester of 2003 up to a maximum amount of US$15,000, for the mining concessions described in Exhibit B, attached hereto.

     (c) On or before August 1, 2004, Vista shall pay US$500,000 to Gaitan, or, at Vista's sole election and in lieu of the cash payment, Vista shall issue and deliver to Gaitan common shares of Vista, the number of shares shall be determined by dividing US$500,000.00 by the average closing price of such shares on the American Stock Exchange over the last ten (10) trading days immediately prior to July 31, 2004. If Vista elects to deliver the shares, the shares shall have a value of US$500,000 as calculated pursuant to the method set forth in this paragraph.

     (d)  On or before August 1, 2005, Vista shall pay US$100,000 to Gaitan.

     (e)  On or before August 1, 2006, Vista shall pay US$100,000 to Gaitan.

     (f)  On or before August 1, 2007, Vista shall pay US$100,000 to Gaitan.

     (g)  On or before August 1, 2008, Vista shall pay US$100,000 to Gaitan.

     (h)  On or before August 1, 2009, Vista shall pay US$100,000 to Gaitan.

     (i) In the event that commercial production of gold and/or silver is to be commenced upon any of the mining concessions described in Exhibit B, attached hereto, prior to August 1, 2009, Vista shall pay to Gaitan the balance of the foregoing installment payments upon the commencement of such commercial production.

     (j) All payments due hereunder, unless otherwise noted, shall be made to Gaitan as follows:

          a.   If by delivery of shares, delivered to the following address:

                           Enrique Gaitan Maumejean
                           Sierra Paracaima 945
                           Lomas de Chapultepec
                           Mexico City, 11000
                           Mexico

          b.   If by wire or check, wired or delivered to the following account:

                           Enrique Gaitan M.
                           Wells Fargo Bank
                           Palo Alto, California
                           Acct. # 1008524603
                           ABA # 121000248

                           Or to the account instructed by Gaitan at the time of
payment.

2.  DELIVERIES UPON FINAL EXECUTION.

         (a) Concurrent with the final execution of this Agreement, Vista shall deliver to Gaitan the following:

         (i) The payment of US$200,000 of the Purchase Price due upon the execution of this Agreement by both Parties by wire transfer in immediately available funds; and

         (ii) The payment of up to US$15,000 by wire transfer in immediately available funds to reimburse Gaitan for the mining duties (surface taxes) paid by Gaitan for calendar year 2002 and the first semester of 2003 on the mining concessions described in Exhibit B, attached hereto, the receipts for which Gaitan shall present copies of at closing.

         (b) Concurrent with the final execution of this Agreement, Gaitan shall deliver to Vista the following:

          (i) A duly executed Bill of Sale covering the Data in the form of Exhibit C attached hereto.

          (ii) On or within ten (10) days after the execution of this Agreement by both Parties, Gaitan shall ship or caused to be shipped to Vista at 7961 Shaffer Parkway, Suite 5, Littleton, Colorado 80127, all of the Data that is currently in Gaitan's possession in Zacatecas City, Mexico. All Data currently in Zacatecas City, Mexico, shall be shipped to Vista via DHL courier and the shipment charges shall be paid by or charged to Vista. All risk of loss or damage to the Data and all responsibilities, obligations and risks associated with the Data shall transfer to Vista upon Gaitan's delivery of the Data, packaged for shipment to Vista, to DHL in Zacatecas City, Mexico. All Data that is in Gaitan's lawyer's offices in San Francisco 656, Apt. 601, Colonia del Valle, Mexico City, Mexico, shall be delivered to Vista's lawyer's offices in Boulevard Virreyes No. 135, Lomas Virreyes 11000, Mexico City, Mexico.

The obligations of each Party to deliver the items specified in this Section and to complete the transaction contemplated in this Agreement shall be conditional upon and subject to the complete and timely performance by the other Party of its obligations hereunder.

3.  GRANT OF PRODUCTION PAYMENT.

         Vista hereby grants to Gaitan a production payment equivalent to two percent (2%) of the net smelter returns from the production of gold, silver and other minerals from the mining concessions described in Exhibit B, attached hereto. For purposes of this Agreement, the "Production Payment" shall have the meaning set forth in Exhibit D, attached hereto.

4.  OPTION TO PURCHASE PRODUCTION PAYMENT.

         Gaitan hereby grants to Vista, at any time for a term of fifty (50) years following the Effective Date of this agreement, the option to purchase the Production Payment (the "Option") for a purchase price of US$1,000,000. Vista may exercise the Option at any time during the 50-year term of the Option by sending written notice of its election to exercise the Option to Gaitan. Following Gaitan's receipt of such notice, the parties shall set a closing date for the transfer and assignment of the Production Payment to Vista and the payment to Gaitan for the Production Payment; all to occur as soon as reasonably practicable and in any event, within thirty (30) days from the date Gaitan receives such notice.

5.  TRANSFER OF PRODUCTION PAYMENT BY GAITAN.

         If Gaitan desires to sell, transfer or assign all or any part of his interest in the Production Payment to any third person or persons; (i) any such sale, transfer or assignment of all or any part of Gaitan's interest in the Production Payment shall be expressly made subject to the Option as provided in
Section 4, and on the condition that any such person or persons agree in writing to that effect; (ii) Gaitan shall provide Vista with advance notice of his intention to make such sale, transfer or assignment, and prompt notice of the completion of such sale, transfer or assignment; and (iii) except in the case of a sale, transfer or assignment to a person or persons related to Gaitan, Vista shall have the right of first refusal to acquire such interest as hereinafter provided:

         (a) If Gaitan intends to transfer all or any part of his interest in the Production Payment, Gaitan shall promptly notify Vista in writing of the price and other terms and conditions of the proposed transfer, which shall be for a monetary consideration only. Vista shall have thirty (30) days from the date such notice is received to notify Gaitan whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If Vista does so elect, the transfer shall be consummated promptly after notice of such election is delivered to Gaitan.

         (b) If Vista fails to so elect within the period provided for in paragraph (a), Gaitan shall have one hundred eighty (180) days following the expiration of such period to consummate the transfer to a third party at a price and on terms no less favorable to Gaitan than those set forth in the notice required in section (a) above. If Gaitan consummates the transfer to a third party, Gaitan will promptly notify Vista in writing of the transfer and will provide Vista with documentation of the terms of the transfer.

         (c) If Gaitan fails to consummate the transfer to a third party within the period set forth in paragraph (b), or, if Gaitan modifies the price or the terms and conditions of the proposed transfer, Vista's right of first refusal shall be deemed to be revived. Any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section.

6. REPRESENTATIONS AND WARRANTIES OF GAITAN.

         Gaitan, as of the date of execution of this Agreement by Gaitan, represents and warrants to Vista, as follows:

         (a) CAPACITY AND AUTHORIZATION. Gaitan has the necessary power and authority to execute and deliver this Agreement and to perform the transactions contemplated herein.

         (c) NO CONFLICTS. Neither the execution, delivery or performance of this Agreement by Gaitan will contravene, conflict with or result in a violation or breach of any agreement, covenant, law, rule, regulation, judicial or administrative order or other legal restriction or requirement by which Gaitan or his assets may be bound, or give any governmental body or other person or entity the right to challenge this Agreement or the performance hereof under any existing legal requirement, order, decree or agreement to which Gaitan is subject.

         (d) VALID AND BINDING OBLIGATIONS. This Agreement has been duly executed and delivered by Gaitan and is valid, binding and enforceable against Gaitan in accordance with its terms.

         (e) TITLE TO THE DATA. Gaitan is the sole and lawful owner of good and marketable title to the Data, free and clear of any and all liens, claims, encumbrances or rights of third parties.

         (f) CONDITION OF THE DATA. The Parties acknowledge that Vista's representatives inspected the Data located in Zacatecas City, Mexico, on or about February, 2003. Since February, 2003, (i) Gaitan has not disposed of or moved any of the Data, except for the Data that Vista's representatives shipped to Denver, Colorado in February, 2003; and (ii) there has been no material change in the condition of the Data stored in Zacatecas City, Mexico.

         (g) STORAGE. All rental and other storage costs and fees, if any, have been paid by Gaitan through the date of final execution and delivery of this Agreement, and there are no outstanding claims or invoices for storage, or transportation of the Data, nor is Gaitan aware of any existing but unasserted claims or invoices relating to the Data, as of the date of this Agreement.

7.  CONCURRENT AGREEMENT.

     (a) All of the obligations of Gaitan and Vista hereunder are subject to and conditional upon the concurrent execution of that certain Contract of Assignment of Rights between Gaitan and Minera Paredones Amarillos, S.A. de C.V. ("MPA") whereby Gaitan assigns to MPA his interest in the mining concessions described in Exhibit B, attached hereto, as more particularly described therein.

     (b) In addition, all of the obligations of Gaitan and Vista hereunder are subject to and conditional upon the concurrent execution of that certain Escrow Agent Contract between Gaitan, Minera Paredones Amarillos, S.A. de C.V. ("MPA") and Juan Manuel Gonzalez Olguin ("JMGO"), whereby Gaitan and MPA appoint JMGO as escrow agent for the titles of the concessions described in Exhibit B, attached hereto, for the duration of this agreement.

8.  REPRESENTATIONS AND WARRANTIES OF VISTA.

         Vista, as of the date of execution of this Agreement by Vista, represents and warrants to Gaitan, as follows:

         (a) ORGANIZATION AND GOOD STANDING. Vista is a corporation continued under the laws of the Yukon Territory, Canada; is validly existing; and is qualified to conduct business and is in good standing in those jurisdictions where necessary to carry out the purposes of this Agreement.

         (b) CAPACITY AND AUTHORIZATION. Vista has the necessary corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated herein; all corporate and other actions required to be taken in order to permit Vista to execute, deliver and perform the transactions contemplated herein have been properly and validly taken; and all government, shareholder and other consents, if any, required to be obtained for such purposes have been obtained and remain in effect.

         (c) NO CONFLICTS. Neither the execution, delivery or performance of this Agreement by Vista will contravene, conflict with or result in a violation or breach of any resolution, bylaw, agreement, covenant, law, rule, regulation, judicial or administrative order or other legal restriction or requirement by which Vista or its properties may be bound, or give any governmental body or other person or entity the right to challenge this Agreement or the performance hereof under any existing legal requirement, order, decree or agreement to which Vista is subject.

         (d) VALID AND BINDING OBLIGATIONS. This Agreement has been duly executed and delivered by Vista and is valid, binding and enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and except as may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

9.  COVENANTS OF THE PARTIES FOLLOWING EXECUTION.

     (a) Gaitan shall be responsible for and shall promptly pay all storage, or other costs associated with the Data that are incurred through the time and date of final execution and delivery of this Agreement, if any.

     (b) The Parties shall cooperate with each other to transfer the Data to Vista as provided in Section 2. (b) (ii) above.

     (c) Vista hereby covenants to cause MPA to perform its obligations under the agreements referred to in Section 7.(a) and 7.(b) above.

10.  TERMINATION OF AGREEMENT.

     (a) Vista shall have the right to terminate this Agreement at any time prior to making the full payment of the Purchase Price for the Data by giving Gaitan written notice of termination. Upon receipt of such notice, this Agreement shall terminate in its entirety and Vista shall have no further obligation to make any additional payments to Gaitan for the Data. In the event that Vista elects to so terminate this Agreement, Vista shall thereupon execute and deliver a Bill of Sale covering the Data to Gaitan and return possession and ownership of the Data to Gaitan, in no worse condition, ordinary wear and tear excepted, than the Data was in on the Effective Date with Vista bearing the applicable costs of transporting the Data to such location in Mexico or the United States as may be reasonably requested by Gaitan. In addition, Vista shall cause its affiliate, MPA, to transfer all of its right, title and interest in and to the mining concessions described in Exhibit B to Gaitan or cooperate in the return of such concessions to Gaitan if the authority to transfer such concessions is held by any third party.

     (b) Notwithstanding anything to the contrary in this Section 10, under no circumstances shall Vista terminate this Agreement without causing MPA to terminate and rescind the agreements described in Section 7.(a) and
          Section 7. (b) above; provided however, that Gaitan shall also execute and deliver any documents necessary to effect the termination of such agreements, where such documents contain terms and conditions reasonable to both Parties.

11.  DEFAULT.

         Should Vista fail to comply with any of the provisions of the Agreement, and should Vista not correct the default within thirty (30) calendar days after written notice has been given to it by Gaitan, with such notice specifying with particularity the nature of the default, then upon the expiration of the thirty (30) day period, all rights of Vista under this Agreement, shall terminate. In the event of termination of this Agreement by default, Vista shall thereupon execute and deliver a Bill of Sale covering the Data to Gaitan and return possession and ownership of the Data to Gaitan, in no worse condition, ordinary wear and tear excepted, than the Data was in on the Effective Date with Vista bearing the applicable costs of transporting the Data to such location in Mexico or the United States as may be reasonably requested by Gaitan. In addition, Vista shall cause its affiliate, MPA, to transfer all of its right, title and interest in and to the mining concessions described in Exhibit B to Gaitan or cooperate in the return of such concessions to Gaitan if the authority to transfer such concessions is held by any third party.

12.  CONFIDENTIALITY.

         Either or both of Vista and Gaitan may be required or otherwise choose to make a public release of the terms of this Agreement following its final execution. Prior to any public release of the fact or terms of this Agreement, the releasing Party agrees to provide notice to the other Party and the text of any proposed release. The other Party shall have no less than forty-eight (48) hours to review and comment on the content of the release.

13.   MISCELLANEOUS.

         (a) NOTICES. Any notice or other communication hereunder shall be given in writing and delivered by hand, by overnight courier or by facsimile at the following addresses:

                  If to Vista:          Vista Gold Corp.
                                        Attn:  R. J. (Jock) McGregor, President
                                        7961 Shaffer Parkway, Suite 5
                                        Littleton, Colorado 80127
                                        Fax: 720-981-1186

                  If to Gaitan:         Enrique Gaitan Maumejean
                                        Sierra Paracaima 945
                                        Lomas de Chapultepec
                                        Mexico City, 11000, Mexico
                                        Fax:  +52 55 5257-5916

                  Either Party may change its address hereunder and Gaitan may change his address or account for payments due pursuant to Section 1 by written notice to the other Party. All notices shall be deemed delivered on the day of receipt, if during regular business hours, and upon the day after receipt if not during regular business hours.

         (b) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties with regard to the subject matter hereof and shall supersede all prior agreements and understandings between the Parties. No representation, warranty, covenant or agreement with regard to the subject matter hereof shall be binding unless contained herein. No modification of this Agreement shall be valid unless made in writing and duly executed by both of the Parties subsequent to the execution of this Agreement.

         (c) FURTHER ASSURANCES. Each of the Parties shall take such actions and execute such additional documents as may be reasonably necessary or convenient to implement and carry out the transactions contemplated herein.

         (d) GOVERNING LAW; VENUE; DISPUTES. This Agreement shall be governed and interpreted in accordance with the laws of the State of Colorado, USA, without regard to choice or conflict of laws rules or principles. Any dispute or conflict arising out of or in connection with this Agreement shall be referred to final and binding arbitration, to the exclusion of all courts and like forums, to the International Chamber of Commerce (ICC) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the ICC that are in effect on the date of commencement of the arbitration proceedings. Unless otherwise agreed by the Parties, the site of any arbitration proceedings shall be Denver, Colorado.

         (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure the benefit of the respective heirs, successors and assigns of the Parties hereto.

         (f) COUNTERPARTS. This agreement may be executed in one or more original or facsimile counterparts, all of which shall be deemed but one and the same instrument.

         (g) TAX OBLIGATIONS. Both parties agree to comply with their respective tax obligations which may arise upon the execution of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed and made effective as of the day and year provided above.


GAITAN                                      VISTA GOLD CORP.,
                                            a company continued under the laws
                                            of the Yukon Territory



/s/ Enrique Gaitan Maumejean                /s/ R. J. McGregor
-----------------------------               -----------------------------
Enrique Gaitan Maumejean                    By: R. J. McGregor
                                            President

                                    EXHIBIT A

                            [DESCRIPTION OF THE DATA]

 NOTE: THIS EXHIBIT WILL BE THE INVENTORY LIST OF DATA PREPARED BY PAH IN DENVER

                                    EXHIBIT B

     MINING CONCESSIONS IN MUNICIPALITY OF COSALA, STATE OF SINALOA, MEXICO

1.       Lot:                               PROLONGACION DEL RECUERDO
         Title number:                      210497
         Type of Concession:                Exploitation
         Location:                          Cosala, Sinaloa
         Date of Issuance:                  October 8, 1999
         In effect until:                   October 7, 2049
         Surface:                           91.4591 has.

2.       Lot:                               PROLONGACION DEL RECUERDO DOS
         Title number:                      209397
         Type of Concession:                Exploitation
         Location:                          Cosala, Sinaloa
         Date of Issuance:                  April 9 1999
         In effect until:                   April 8, 2049
         Surface:                           26.6798 has.

3.       Lot:                               ARCELIA ISABEL
         Title number:                      193499
         Type of Concession:                Exploitation
         Location:                          Cosala, Sinaloa
         Date of Issuance:                  December 19, 1991
         In effect until:                   December 18, 2041
         Surface:                           60.3723 has.

4.       Lot:                               DOLORES
         Title number:                      180909
         Type of Concession:                Exploitation
         Location:                          Cosala, Sinaloa
         Date of Issuance:                  August 6, 1987
         In effect until:                   August 5, 2037
         Surface:                           222.0385 has.

5.       Lot:                               LA VICTORIA
         Title number:                      210803
         Type of Concession:                Exploitation
         Location:                          Cosala, Sinaloa
         Date of Issuance:                  November 30, 1999
         In effect until:                   November 29, 2049
         Surface:                           199.8708 has.

6.       Lot:                               DIEZ DE MAYO
         Title number:                      208790
         Type of Concession:                Exploration
         Location:                          Cosala, Sinaloa
         Date of Issuance:                  December 11, 1998
         In effect until:                   December 10, 2004
         Surface:                           0.1842 has.


                                    EXHIBIT C

                                  BILL OF SALE


           FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Enrique Gaitan Maumejean, as Seller, hereby sells, assigns and transfers to Vista Gold Corp., a company continued under the laws of the Yukon Territory, Canada, as Buyer, all of the right, title and interest of the Seller in and to that certain information and data related to the Guadelupe de los Reyes Mining District in Sinaloa, Mexico, (hereinafter the "Data"). A partial inventory of the Data is listed on Exhibit A, attached hereto. As used herein, the Data shall include all originals or copies of drill hole geologic logs and assay certificates, drill hole survey coordinates, assay pulps, records, reports, results, maps, charts, and all other information and data, whether in written, oral or electronic form, which pertains to the Guadelupe de los Reyes Mining District in Sinaloa, Mexico, that is now owned or controlled by Seller or hereafter becomes available to Seller.

         Seller hereby warrants, represents and covenants to Buyer that at the time of the execution hereof, Seller is lawfully possessed of good and marketable title to the Data free and clear of any and all liens, claims, encumbrances or rights of third parties, and that it has good and lawful authority to sell and deliver the same. Seller covenants that it will take no action to interfere with the quiet use and enjoyment of the Data by Buyer.

         This Bill of Sale is subject to the terms and conditions contained in the Data Purchase, Production Payment Grant and Option to Purchase Production Payment Agreement between Buyer and Seller dated effective August 1, 2003.

         Seller has executed this Bill of Sale on this ________ day of September, 2003.



                                            ------------------------------------
                                            Enrique Gaitan Maumejean

                                    EXHIBIT D

                               PRODUCTION PAYMENT


A. Upon the commencement of commercial production (defined as being production from a processing facility associated with the mining concessions at an average rate of at least 60% of design capacity for a period of at least 30 days) of gold, silver or other minerals from the mining concessions described in Exhibit B to the Agreement to which this Exhibit D is attached, Vista shall pay Gaitan a production payment (hereinafter "Production Payment") equivalent to two percent (2%) of the net smelter returns (hereinafter "NSR") from gold, silver and other minerals produced and sold from the mining concessions. For purposes herein, NSR shall be defined to mean the entire proceeds received from a smelter, refinery, reduction works, or other purchaser or user from the sale or other disposition of gold, silver or other minerals produced from the mining concessions, the sales price for which shall be determined pursuant to Section B., less, but only to the extent actually incurred and borne by the entity operating the mine or mines on the mining concessions (the "Operator"):

         (i) all actual charges and costs, including insurance, for transportation of gold, silver or other minerals from Vista's processing facilities at or near the mining concessions to the place of sale, whether transported by the Operator or a third party;

         (ii) all actual charges, costs, deductions, and penalties for treatment, smelting and refining the gold, silver or other minerals (including any umpire charges) after said gold, silver or other minerals leave the Operator's processing facility at or near the mining concessions. For example, if the Operator produces a gold and/or silver concentrate at its processing facility, it shall be entitled to deduct all charges, costs, deductions, and penalties incurred by it in smelting and refining that concentrate into a final product for sale. If the Operator produces a gold and/or silver dore at its processing facility, which requires further refining, it shall be entitled to deduct all charges, costs, deductions, and penalties incurred by it in such further refining or processing. If gold silver or other minerals are transported, processed, treated, smelted or refined by the Operator or an affiliate of the Operator, the terms of charges, costs, penalties and deductions thereof used for calculating the NSR shall be no less favorable than those which would be extended to a non-affiliate party in an arms-length transaction for transportation, treatment, smelting, or refining of a like quantity and quality of such gold, silver or other minerals; and

        (iii)severance, production, ad valorem, sales, net proceeds of mine, income and any other similar taxes or fees on gold silver or other minerals mined from the mining concessions.

B. In respect to revenue derived from the sale of gold from the mining concessions, the NSR for any calendar quarter shall be calculated using the average of the (spot) market prices of gold during such calendar quarter, as announced by the London Bullion Houses (Second Fixing), less the deductions specified in Section A. above.

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

C. In respect to revenue derived from the sale of silver from the mining concessions, the NSR for any calendar quarter shall be calculated using the average of the (spot) market prices of silver during such calendar quarter, as announced by the Hardy & Harmon Noon Silver Quotation, less the deductions specified in Section A. above.

D. In the event the Operator does not sell the gold or silver produced from the mining concessions during a quarter of production, a "sale" for the purposes of calculating Production Payments shall be deemed to have occurred on the day the operator receives a Settlement Statement from the refiner, setting forth the number of troy ounces of gold and/or silver transferred to the account of the Operator, or an affiliate or agent of the Operator.

E. In respect to revenue derived from the sale of minerals other than gold and silver from the mining concessions, the NSR for any calendar quarter shall be calculated on the amount of the proceeds actually received by the Operator during the calendar quarter from the sale of such minerals, less the deductions specified in Section A. above.

F. If any gold, silver or other minerals from the mining concessions are sold for processing or treatment to a mill, smelter, or other processing facility owned or controlled by the Operator (or any subsidiary or affiliate of the Operator) or taken in kind by the Operator, then the sums paid to the Operator shall be deemed to be no less than the sums the Operator would have received if the sale had been to an independent mill, smelter, or processing facility reasonably available to the Operator at the time of delivery and after deducting those costs, charges, penalties, and taxes which are indicated in the definition of NSR set forth in Section A. above.

G. The parties agree that the Operator and Vista shall have no obligation to account to Gaitan for, and Gaitan shall have no interest or right of participation in, any profits or proceeds of future contracts, forward sales, hedging, or any other similar marketing mechanisms employed by the Operator or Vista or their affiliates with respect to any gold, silver or other minerals produced from the mining concessions.

H. The Operator shall have the right to commingle the gold, silver or other minerals produced from the mining concessions with similar ore or minerals from other properties owned, leased, or controlled by the Operator; provided, however, that before commingling the Operator shall calculate from representative samples the average grade of the gold, silver or other minerals from the mining concessions and shall either weigh or volumetrically calculate the number of tons of ore from the mining concessions to be commingled. As upgraded products (such as dore or concentrates) are produced from the commingled gold, silver or other minerals, the Operator shall calculate from representative samples the average percent recovery of such upgraded products produced from the commingled gold, silver or other minerals. In obtaining representative samples and calculating the average grade of commingled ores and average percentage of recovery, the Operator may use any procedures generally acceptable in the mining and metallurgical industry that the Operator believes to be accurate and cost effective for the type of mining and processing activity being conducted. In addition, comparable procedures may be used by the Operator to apportion among the commingled gold, silver or other minerals any penalty charges imposed by the refiner on commingled gold, silver or other minerals or


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concentrates. The records relating to commingled gold, silver or other minerals shall be available for inspection by Gaitan, at the Gaitan's sole expense, at all reasonable times.

I. All Production Payments owing to Gaitan shall be paid by check or wire transfer in US Dollars. Gaitan shall be paid Production Payments quarterly, on or before the 30th day of the month following each calendar quarter that the Operator receives proceeds from the sale of gold, silver or other minerals produced from the mining concessions. All Production Payments shall be made to the US bank account that Gaitan specifies in writing to Vista. Gaitan may designate different accounts or receiving addresses to Vista by notice in writing. In the event of a future division of ownership interest in the Production Payments, payment to a single address or account shall constitute full satisfaction of Vista's obligation to pay Production Payments, and Vista shall be relieved from any responsibility and liability for the future division of disbursements as among more than one payee of the Production Payments.

J. The Operator shall keep accurate records of gold, silver or other minerals derived and sold from the mining concessions and of calculations relative to Production Payments and commingled ore from the mining concessions. Production Payments and adjustments shall be accompanied by a statement of Production Payment calculations, deductions, and adjustments. Within one hundred eighty
(180) days following the end of each calendar year, Vista shall furnish Gaitan with an audited year-end statement showing the amount of Production Payments paid to Gaitan during the year. All year-end statements shall be conclusively presumed true and correct two (2) years from the date furnished to Gaitan, unless within said period Gaitan takes written exception. Upon thirty (30) days prior written notice, Gaitan shall be entitled to an annual independent audit of the matters covered by the statement, during normal business hours and at Gaitan's expense, provided it selects for the audit an accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants. In the event that the independent audit identifies a deficiency or an excess in the Production Payments made to Gaitan, such deficiency or excess shall be resolved by adjusting the next quarterly Production Payment made to Gaitan. If Vista disputes the results of the independent audit commissioned by Gaitan, Vista's auditor and Gaitan's auditor shall jointly select a third qualified auditor. If the three auditors are unable to agree on the amount of the Production Payments due to Gaitan, then the average of the Production Payments due to Gaitan as determined by the three audits shall be deemed final; provided however, that if the amount of the Production Payments as determined by the three audits varies by more than ten percent (10%), the final amount of the Production Payments due to Gaitan shall be the amount determined by the third auditor. Vista shall pay for the cost of Gaitan's audit and the third audit (if performed) if a deficiency of five percent (5%), or more, of the amount of the Production Payments due for the period in question is finally determined to exist.


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